Exhibit 10.1

March 18, 2013

Mr. Patrick Fagen
Lazarus Mining LLC
PO Box 16187
S Lake Tahoe, CA 96151

Re:           Toll Milling Agreement - Letter of Intent

Dear Mr. Fagen;

The purpose of this letter is to set forth the mutual understandings of North Bay Resources Inc (“North Bay”), a US corporation domiciled in Delaware, through its wholly-owned subsidiary, Ruby Gold, Inc., a US corporation domiciled in California, entering into a toll milling agreement with Lazarus Mining LLC (“Lazarus”), a US limited liability company domiciled in Nevada, regarding the processing of placer material and gravels mined at the Telegraph Mine near Downieville, CA at the Ruby Mine Mill, near Downieville CA (the “Agreement”).

The Parties agree to negotiate in good faith with each other the specific terms and conditions of the Agreement.  If the terms are agreed upon between the Parties a written Definitive Agreement (the “Definitive Agreement”) will be drafted.  In general, some, but not all, of the provisions to be inserted in the written Definitive Agreement and issues to be negotiated by the parties shall include, inter alia, the following:

1. North Bay agrees to receive gravel material from the Telegraph Mine for processing and gold recovery in the Ruby Mine’s placer wash plant.

2. Lazarus shall pay North Bay the greater of $10 per ton of Telegraph material processed at the Ruby Mill, or 10% of the net sales of all gold produced and recovered as a result of processing at the Ruby Mill.

3. Lazarus agrees to pay all expenses related to the processing of said gravel material from the Telegraph, including the cost of transportation from the Telegraph, mill upgrades as-needed, and any additional regulatory compliance and permit costs that may be  required to comply with federal, state, and county regulations.

4. The term of the Agreement shall be month to month, and either party may terminate the Agreement upon 30 days written notice.

5. The Parties agree that the ability to process placer material from the Telegraph at the Ruby Mill is contingent upon approval for processing of off-site material by Sierra County, the California Department of Conservation Office of Mine Reclamation ("OMR"), and the US Forest Service.

6. North Bay and Lazarus will endeavor to execute a formal Definitive Agreement within 90 days of the mutual acceptance of this letter.

The terms and conditions of this letter are set forth only to describe our mutual present understanding as reflected in our conversations regarding the arrangement contemplated by this letter and are not intended to create any binding obligations on the part of North Bay or Lazarus or to be construed as an agreement to enter into any binding agreements.  No such obligations shall arise unless and until there shall have been prepared, executed and delivered a Definitive Agreement acceptable in form to both parties setting forth such terms and such additional understandings as North Bay and Lazarus may develop in the course of their negotiations leading up to such Definitive Agreement.

If you concur that this letter correctly sets forth our mutual understandings, please indicate your acceptance and approval of the letter in the space provided below.

Very truly yours,

North Bay Resources Inc.

By:  /s/ Perry Leopold___________
Perry Leopold, CEO
ACCEPTED AND APPROVED

Lazarus Mining LLC

By:  /s/ Patrick Fagen_________
Patrick Fagen, President

Date: March 25, 2013